Exhibit 99.1
For Release at 4:05 PM Eastern on June 6, 2007
DSW INC. REPORTS 2007 FIRST QUARTER FINANCIAL RESULTS
COLUMBUS, Ohio, June 6, 2007/PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net income of $23.7 million on net sales of $357.0 million for the first quarter ended May 5, 2007, compared with net income of $17.5 million on net sales of $316.5 million for the first quarter ended April 29, 2006. Same store sales decreased 3.6% for the comparable thirteen-week period versus an increase of 4.2% last year.
Diluted earnings per share were $0.54 for the first quarter of 2007 compared with $0.40 for last year’s first quarter.
2007 Outlook
Based on the performance through the first quarter reported today, the Company is maintaining its current estimate for fiscal 2007 annual diluted earnings per share in the range of $1.63 to $1.68, and reducing its estimate for annual comparable store sales to the range of 0% to 3%. The Company plans to open at least 30 DSW stores during the year.
Webcast and Conference Call
To hear the Company’s live first quarter earnings conference call, log on to www.DSWshoes.com at 5:00 p.m. ET today, Wednesday, June 6, 2007 or call 1-866-713-8564 and reference passcode 14737160. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 76458851. An audio replay of the conference call, as well as additional financial information, will also be available at www.DSWshoes.com.
About DSW Inc.
DSW Inc., headquartered in Columbus, Ohio, is a leading U.S. branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of June 2, 2007 DSW operated 232 stores in 36 states and supplied footwear to 365 leased locations (33 for related retailers and 332 for non-related retailers) in the United States. For store locations and additional information about DSW, visit www.DSWshoes.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “2007 Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; disruption of our distribution operations; our dependence on Retail Ventures, Inc. for key services; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; and security risks related to our electronic processing and transmission of confidential customer information. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Contact: DSW Investor Relations, 614-872-1474
Source: DSW Inc.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	May 5,	February 3,
	2007	2007
ASSETS
Cash and equivalents	$76,036	$73,205
Short-term investments	99,250	98,650
Accounts receivable, net	12,844	8,284
Inventories	257,988	237,737
Prepaid expenses and other assets	19,190	22,049
Deferred income taxes	19,240	18,046

Total current assets	484,548	457,971

Property and equipment, net	130,520	116,872
Goodwill	25,899	25,899
Tradenames and other intangibles, net	5,141	5,355
Deferred income taxes and other assets	4,243	2,206

Total assets	$650,351	$608,303

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$109,103	$94,967
Accrued expenses	64,963	64,300

Total current liabilities	174,066	159,267

Deferred income taxes and other non-current liabilities	77,104	74,457
Total shareholders’ equity	399,181	374,579

Total liabilities and shareholders’ equity	$650,351	$608,303

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen	Thirteen
	weeks ended	weeks ended
	May 5,	April 29,
	2007	2006
Net sales	$356,997	$316,487
Cost of sales	(247,741)	(223,200)

Gross profit	109,256	93,287
Operating expenses	(72,038)	(65,398)

Operating profit	37,218	27,889
Interest income, net	1,719	1,324

Earnings before income taxes	38,937	29,213
Income tax provision	(15,193)	(11,694)

Net income	$23,744	$17,519

Basic and diluted earnings per share:
Basic	$0.54	$0.40
Diluted	$0.54	$0.40

Shares used in per share calculations:
Basic	43,942	43,896
Diluted	44,361	44,144